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                                                                 Exhibit 10.26

[TRAVELCITY LOGO]

April 18, 2000


Andrew B. Steinberg
Executive Vice President Administration,
     General Counsel and Corporate Secretary
Travelocity.com
4200 Buckingham Blvd.
Ft. Worth, TX 76155


Dear Andy:

This letter agreement ("Agreement") will confirm our mutual understanding with respect to your current employment by Travelocity Holdings, Inc. ("Travelocity Holdings" or the "Company").

1.   TITLE AND RESPONSIBILITIES

Effective as of March 7, 2000, the date of the closing of the merger between Preview Travel, Inc. and Travelocity.com, you were elected to the positions of Executive Vice President Administration, General Counsel and Corporate Secretary of Travelocity Holdings, Travelocity.com Inc., and Travelocity.com LP (collectively, "Travelocity"). You will perform all functions consistent with these positions, as determined by the Travelocity Board of Directors and me, and shall report directly to me.

2.   TERM OF EMPLOYMENT

Either you or the Company may terminate your employment at any time for any reason, with or without cause, by giving the other party not less than seven days and not more than fourteen days written notice of such termination.

3.   COMPENSATION AND BENEFITS

a.   SALARY

Your initial base salary will be $18,333.33 per month. Your salary will be reviewed annually by the Compensation/Nominating Committee of the Board (the Compensation Committee).

b.   ANNUAL BONUS

You will also be eligible to participate in Travelocity Holdings' annual bonus plan, which will pay awards based on the Company meeting pre-determined financial objectives. Your 2000 target incentive award will be 40% of your 2000 earnings from Travelocity. Your


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Andrew Steinberg
April 18, 2O00
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individual award will depend upon both actual Company performance and your individual performance. The Compensation Committee, of course, must officially approve the plan document for Travelocity Holdings.

c.   STOCK

You will be eligible to participate in The Travelocity Holdings, Inc. Long-Term Incentive Plan ("LTIP"). LTIP awards, when made, are in the form of annual grants of stock options.

d.   BENEFITS

You will also be eligible to participate in the Company's 4Olk, life and health insurance programs, and the Employee Stock Purchase Plan. The details and limitations of these and all benefit and compensation plans are subject to the Company's policies and plans and may change from time to time in the Company's sole discretion.

e.   SERP

The Company is currently evaluating your participation in the Sabre Inc. Supplemental Executive Retirement Plan. If it is not practical to establish a SERP for you at Travelocity, the Company will at its election provide you with either a cash payment, an additional grant of stock or other form of compensation that provides you with a benefit equivalent to the net present value of your Sabre SERP participation.

f.   CONTINUATION OF OTHER PERQUISITES

The Company will continue the following other perquisites for you until March 7, 2001: 1) golf membership at the Four Seasons Resort and Club, including reimbursement of your monthly membership dues and locker fees; 2) reimbursement of up to $5000 annually for financial planning, tax preparation and estate planning/will preparation; and 3) monthly car allowance of $750. After March 7, 2001, the company will either purchase for your use a golf membership at the Four Seasons or make some other mutually agreeable arrangement for you to continue your membership there; however, the Company will no longer reimburse you for your monthly club dues or fees.

4.   TRAVEL PRIVILEGES

Subject to the terms of an agreement between Sabre Holdings Corporation ("Sabre") and American Airlines, Inc. that expires on June 30, 2008, you will continue to be eligible at your current pass classification for personal flight privileges for you, your spouse and dependent children on American Airlines and American Eagle. Certain space available flight privileges will also continue to be available for non-dependent children, other relatives, and friends on these airlines. Please note that Sabre's agreement with American

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Andrew Steinberg
April 18, 2000
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provides that if Sabre's economic interest in the Company should fall below 50%, flight privileges for Travelocity employees would cease.

5. TERMINATION WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL OR CHANGE IN EQUITY STRUCTURE

The Compensation Committee recently authorized the Company to enter into an executive termination benefits agreement with you, containing the following provisions:

In the event the Company were to involuntarily terminate your employment without Cause within a two-year period following a Change in Control of Travelocity.com, the Company would: (a) pay to you severance in an amount equal to the sum of one year base pay plus one year target bonus; (b) accelerate the vesting of all your unvested Travelocity.com options to the date of termination; (c) convert any unvested Sabre options or performance shares to Travelocity.com options or deferred stock in an equivalent value, and accelerate the vesting of such options or stock to the date of termination; (d) continue your benefits for a period of one year; and (e) provide you with a period of ninety days following termination to exercise your vested options.

In the event the Company were to involuntarily terminate your employment without Cause within a two-year period following a Change in Equity Structure, the Company would: (a) pay to you severance in an amount equal to the sum of six months' base pay plus six months target bonus: (b) accelerate the vesting of all your unvested Travelocity.com options; (c) continue your benefits for a period of six months; and (d) provide you with a period of ninety days following termination to exercise your vested options.

If the value of the payments and benefits (including option acceleration) owed to you following your involuntary termination and a Change in Control or Change in Equity Structure would exceed three times the "base amount" as defined in Internal Revenue Code Section 280G, you would have the right to choose whether to accept payments and benefits limited to 2.99 times the base amount or accept the full payments and benefits. If you were to accept the full payment and benefits, the Company would not pay any excise taxes or penalties owed by the executive.

"Cause" and "Change in Control" shall have the definitions set forth in the most recent LTIP.

"Change in Equity Structure" shall mean any transaction or series of transactions by which Sabre or the Company (a) acquires all or substantially all of the outstanding common stock of Travelocity.com (except in connection with a transaction also resulting in a Change in Control), or (b) converts into or exchanges the common stock of Travelocity.com for any security of Sabre, including but not limited to a "tracking stock."

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Andrew Steinberg
April 18, 2000
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"Involuntary termination" shall mean (a) any termination by the Company without
Cause: (b) a material reduction by the Company, without your written consent, in your base salary and bonus compensation in effect immediately prior to such reduction; (c) any permanent relocation of you by the Company, without your written consent, to a facility or location more than 25 miles from your present work location, unless in conjunction with a relocation of the Company's headquarters to San Francisco or the surrounding metropolitan area; and (d) a significant reduction by the Company, without your written consent, of any of your duties, titles, authority, reporting relationship or responsibilities, relative to the duties, titles, authority, reporting relationship and responsibilities in effect immediately prior to such reduction.

6.   TRANSITION AND COOPERATION.

Upon termination of your employment with the Company for whatever reason, you agree to execute any and all documents and to take any and all actions that the Company may reasonable request to effect the transition of your duties and responsibilities. You further agree to make yourself available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company.

7.   OTHER RESPONSIBILITIES

As consideration for the benefits and promises set forth in this Agreement, you agree as follows:

For a period of two years following your employment, you will not directly or indirectly solicit, induce or encourage (or assist any third party in soliciting, inducing, or encouraging) and employee of the Company or its Affiliates (whether or not now existing) to terminate employment without the prior written consent of the Board or affiliate Board, as appropriate.

You will not in any way disparage, bring discredit to, or otherwise harm (i) the Company, (ii) its Affiliates, or (iii) the employees, officers, and directors of each.

"Affiliate" shall have the definition set forth in the most recent LTIP.

8.   NON COMPETITION

You acknowledge the confidentiality of the information concerning, and the trade secrets of, the Company and/or its Affiliates that has come or will come into your possession or knowledge in connection with your employment by the Company. By way of example, this information may include current and prospective confidential know-how, inventions, customer lists, marketing plans, and information on acquisitions, mergers and joint ventures. You agree to hold such information and trade secrets in strict confidence.

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Andrew Steinberg
April 18, 2000
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In consideration of the confidential information provided by Company, and all other benefits under this Agreement, you agree that for a period of one year following your employment that you will not become an employee of, independent contractor of, consultant to, or perform any services for, any Travelocity Direct Competitor. For purposes of this letter, Travelocity Direct Competitor shall mean any entity that offers travel services via the Internet directly to individual consumers and that obtains, or is reasonably expected to obtain, at least $100 million in annual revenues from such services, including but not limited to, Expedia Inc., Priceline.com, and the joint website announced by United Air Lines, Delta Airlines, Continental Airlines, and Northwest Airlines.

9.   MISCELLANEOUS

The laws of the State of Texas will govern this Agreement. You and the Company agree that this Agreement represents the entire understanding with respect to its subject matter. Only a writing that has been signed by both you and the Company may modify this Agreement. You agree that any and all previous Employment Agreements and Executive Termination Benefits Agreements are cancelled as of the date this Agreement takes effect.

Please sign and return one of the originals of this Agreement to indicate your agreement with the above arrangements.


Sincerely,

/s/Terrell B. Jones
Terrell B. Jones
President and CEO

Accept: /s/ Andrew B. Steinberg        Date: 5/1/00
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